Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-8 (File No. 333-13970) of CEMEX, S.A.B. de C.V., (ii) the Registration Statement on Form S-8 (File No. 333-83962) of CEMEX, S.A.B. de C.V., (iii) the Registration Statement on Form S-8 (File No. 333-86090) of CEMEX, S.A.B. de C.V. and (iv) the Registration Statement on Form S-8 (File No. 333-128657) of CEMEX, S.A.B. de C.V., of our reports dated June 29, 2009, with respect to the consolidated balance sheets of CEMEX, S.A.B. de C.V. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income and changes in stockholders’ equity as of December 31, 2008, 2007 and 2006, and the related statement of cash flows as of December 31, 2008, and the related statements of changes in financial position as of December 31, 2007 and 2006, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 20-F of CEMEX, S.A.B. de C.V.

Our report dated June 29, 2009 with respect to the consolidated financial statements described in the preceding paragraph contains an explanatory paragraph that states that the Company’s ability to fulfill its short and long-term debt obligations that mature in 2009 is dependent on successfully completing their refinancing, which raises substantial doubt about its ability to continue as a going concern; the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Cárdenas Dosal, S.C.

/s/ Celin Zorrilla Rizo

Monterrey, N.L., Mexico

June 30, 2009